Exhibit 3.24

ARTICLES OF ORGANIZATION

OF

RCL II, L.L.C.

The undersigned person, acting as Organizer of a Limited Liability Company under the Tennessee Revised Limited Liability Company Act, Tennessee Code Annotated § 48-249-101 et seq. (the “Act”), adopts the following Articles of Organization for such company:

(1) The name of the limited liability company is RCL II, L.L.C. (the “Company”).

(2) The street address, zip code and county of the registered office of the Company is 2908 Poston Avenue, Nashville, Davidson County, Tennessee 37203-1312.

(3) The name of the registered agent of the Company located at the registered office set forth above is Corporation Service Company.

(4) The street address, zip code and county of the principal executive office of the Company is 7471 Benbrook Pkwy, Benbrook, Texas 76126-2119.

(5) The Company shall be member managed.

(6) The Company has one member at the date of the filing of these Articles of Organization.

(7) The existence of the Company is to begin upon the filing of these Articles of Organization. The duration of the Company shall be perpetual.

(8) Any and all Operating Agreement(s) and/or amendments to any Operating Agreement adopted by the Company and/or its members must be in writing and must constitute a document specifically identifiable as an Operating Agreement or an amendment thereto. In no event may any oral Operating Agreement or any oral amendment to an Operating Agreement be binding on the Company or any of its members.

These Articles of Organization are executed by the undersigned organizer as of October 18, 2016.

/s/ Michael Crum
Michael Crum, Organizer

CERTIFICATE OF MERGER

OF

RCL, L.L.C.

INTO

RCL II, L.L.C.

To the Tennessee Secretary of State:

1. RCL, L.L.C. (the “Merging Entity”) is a Tennessee limited liability company and a party to this merger. It was formed by filing Articles of Organization with the Tennessee Secretary of State on July 22, 1994.

2. RCL II, L.L.C. (the “Surviving Entity”) is a Tennessee limited liability company and a party to this merger. It was formed by filing Articles of Organization with the Tennessee Secretary of State on October 18, 2016.

3. An Agreement and Plan of Merger has been approved and executed by the Merging Entity and the Surviving Entity.

4. The Surviving Entity, a Tennessee limited liability company, will be the surviving entity.

5. The principal executive office of the Surviving Entity is located at 7471 Benbrook Pkwy, Benbrook, Texas 76126-2119.

6. The Articles of Organization of the Surviving Entity shall be amended such that the new name of the Surviving Entity shall be RCL, L.L.C.

7. The Agreement and Plan of Merger is on file at the place of business of the Surviving Entity at 7471 Benbrook Pkwy, Benbrook, Texas 76126-2119.

8. A copy of the Agreement and Plan of Merger will be furnished by the Surviving Entity on request and without cost to any member of the Merging Entity or the Surviving Entity.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be duly executed on October 21, 2016.

RCL, L.L.C.,		RCL II, L.L.C.,
a Tennessee limited liability company		a Tennessee limited liability company

By:	/s/ David M. Seitz	By:	/s/ David M. Seitz
Narne: David M. Seitz		Name: David M. Seitz
Title: Vice President and Secretary		Title: Vice President and Secretary